EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Stelco Holdings Inc.
We consent to the incorporation by reference in the registration statement on Form S-3 dated October 29, 2025 of Cleveland-Cliffs Inc. (the “Registration Statement”), of our report dated January 17, 2025, with respect to the consolidated financial statements of Stelco Holdings Inc., which report appears in the Current Report on Form 8-K of Cleveland-Cliffs Inc., filed on January 17, 2025, and to the reference to our firm under the heading “Experts” in the prospectus included in the Registration Statement.
/s/ KPMG LLP

October 29, 2025
Hamilton, Canada